      As Filed with the Securities and Exchange Commission on January 2, 1997
                                                      Registration No. 333-____
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                               -----------------------

                                       FORM S-8
                                REGISTRATION STATEMENT
                                      UNDER THE
                                SECURITIES ACT OF 1933

                          (Including a Form S-3 Prospectus)

                               -----------------------

                            CHICAGO PIZZA & BREWERY, INC.
                (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

     California                                        33-0485615
(STATE OR OTHER JURISDICTION OF                       (IRS EMPLOYER
 INCORPORATION OR ORGANIZATION)                       IDENTIFICATION
                                                          NUMBER)

                          26131 Marguerite Parkway, Suite A
                           Mission Viejo, California 92692
                  (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES; ZIP CODE)

                                  CONSULTING SHARES
                              (FULL TITLE OF THE PLANS)

                                   PAUL A. MOTENKO
  CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER, VICE PRESIDENT AND SECRETARY
                            CHICAGO PIZZA & BREWERY, INC.
                          26131 Marguerite Parkway, Suite A
                           Mission Viejo, California 92692
                       (NAME AND ADDRESS OF AGENT FOR SERVICE)
                                    (714) 367-8616
                       (TELEPHONE NUMBER, INCLUDING AREA CODE,
                                OF AGENT FOR SERVICE)



                           CALCULATION OF REGISTRATION FEE

Title of securities     Amount         Proposed              Proposed             Amount of
      to be             to be      Maximum Offering          Maximum             Registration
   Registered         Registered   Price per share   Aggregate Offering Price        Fee
-------------------   ----------   ----------------  ------------------------    ------------
Common Stock, no       124,001       $5.0625(1)          $627,755.06                $190.23
par value              shares


(1)  Calculated pursuant to Rule 457(c) under the Securities Act of 1933.

                                        PART I

                 INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

    This Registration Statement relates to the enclosed Form S-3 Prospectus for the resale of shares issued to a former consultant to Chicago Pizza & Brewery, Inc. (the "Company").

                                                             January 2, 1997
P R O S P E C T U S


                                    124,001 SHARES
                            CHICAGO PIZZA & BREWERY, INC.
                                     Common Stock
                                    (No Par Value)
                               -----------------------

    This Prospectus relates to 124,001 shares (the "Shares") of the Common Stock, no par value ("Common Stock"), of Chicago Pizza & Brewery, Inc. (the "Company"), which were issued to Woodbridge Holdings, Inc., a Nevada corporation (the "Selling Shareholder") in connection with certain consulting services provided to the Company and may be offered from time to time by the Selling Shareholder. The Company will receive no part of the proceeds of sales of the Shares.

    The Company has been advised by the Selling Shareholder that they or their successors may sell all or a portion of the shares offered hereby from time to time in the over-the-counter market, in privately negotiated transactions, or otherwise, including sales through or directly to a broker or brokers. Sales will be at prices and terms then prevailing or at prices related to the then current market prices or at negotiated prices. In connection with any sales, any broker or dealer participating in such sales may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the "1933 Act"). The Selling Shareholder has entered into a Selling Agreement with The Boston Group, L.P., whereby it agrees that any sale of shares of Common Stock of the Company, including the Shares covered by this Prospectus shall be conducted exclusively through The Boston Group, L.P., at prevailing market prices or in block transactions at negotiated prices, with usual and customary discounts, concessions or commissions. See "Plan of Distribution."

                           --------------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           --------------------------------

    FOR INFORMATION REGARDING CERTAIN RISKS RELATING TO THE COMPANY, SEE "RISK FACTORS" ON PAGES 3 TO 10 HEREOF.

                           --------------------------------

    The Common Stock of Chicago Pizza & Brewery, Inc. is traded on the NASDAQ Small Cap Issues Market ("NASDAQ") (NASDAQ Symbol: CHGO). On December 31, 1996, the last sale price of the Company's Common Stock on NASDAQ was $5.0625 per share.

                         DOCUMENTS INCORPORATED BY REFERENCE

    The Company's Prospectus dated October 8, 1996, filed by the Company under the 1933 Act with the Securities and Exchange Commission (the "Commission") and the Company's 10-QSB, dated November 22, 1996, filed by the Company under the Securities Exchange Act of 1934 with the Commission are incorporated herein by reference.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act, subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock under this Prospectus shall be deemed to be incorporated by reference herein and to be a part thereof from the date of filing of such documents, except as to any portion of any future report or proxy statement which is not deemed to be filed under said provisions. Any statement made in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that such statement is replaced or modified by a statement contained in a subsequently dated document incorporated by reference or contained in this Prospectus.

    The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Written or oral requests for such copies should be directed to Laura Parisi, Chief Financial Officer, Chicago Pizza & Brewery, Inc., 26131 Marguerite Parkway, Suite A, Mission Viejo, California 92692; telephone (714) 367-8616.


                                AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Act and in accordance therewith files reports, proxy statements and other information with the Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024 , Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's Regional Offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, Federal Plaza, New York, New York 10048. Copies of such materials can also be obtained from the Public Reference Section of the Commission at Judicial Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates and at the Commission's web site (http://www.sec.gov).

    The Company has filed with the Commission in Washington, D.C., a Registration Statement under the Securities Act of 1933, with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits and financial statements and schedules filed therewith or incorporated therein by reference. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or incorporated herein by reference, each statement being qualified in its entirety by such reference. The Registration Statement, including the exhibits thereto, may be inspected without charge at the Commission's web site (http://www.sec.gov) or at the Commission's principal office in Washington, D.C., and copies of any and all parts thereof may be obtained from such office after payment of the fees prescribed by the Commission.

                                     THE COMPANY

    Chicago Pizza & Brewery, Inc. (the "Company" or "BJ's") owns eight restaurants in Southern California (the "California Restaurants") and an interest in one restaurant in Lahaina, Maui, each of which are currently operated as either a BJ'S PIZZA, GRILL & BREWERY or a BJ'S PIZZA & GRILL. The Company recently acquired 19 additional restaurants in Oregon and Washington (the "Northwest Restaurants") which it plans to convert into BJ's restaurants. The Company has recently completed a refurbishment program and the expansion of its menu around its core pizza products in its California Restaurants. In addition, the Company has introduced handcrafted, micro-brewed beers in its California Restaurants and has built a micro-brewery in Brea, California. The Company plans to refurbish the Northwest Restaurants and add its award-winning pizza products, some or all of the expanded BJ's menu and handcrafted, micro-brewed beers to the menu offerings at the Northwest Restaurants. For a more detailed description of the Company's operations, see the Company's Prospectus dated October 8, 1996.

    The Company is organized under the laws of the State of California. The Company's offices are located at 26131 Marguerite Parkway, Suite A, Mission Viejo, California 92692. Its telephone number is (714) 367-8616.


                                     RISK FACTORS

    AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. IN ADDITION TO THE OTHER INFORMATION CONTAINED HEREIN OR INCORPORATED HEREIN BY REFERENCE, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE MAKING AN INVESTMENT IN THE COMMON STOCK OFFERED BY THIS PROSPECTUS.

    LIMITED OPERATING HISTORY. The Company was founded in 1991 to assume the management of five BJ's Chicago Pizzeria restaurants and opened its first new BJ's restaurant in 1992. Of the seven restaurants developed by the Company, as opposed to pre-existing restaurants for which the Company assumed management, one was opened in 1992, one in 1993, three in 1994, and two in 1996. The Company also acquired an additional 26 restaurants, 19 of which the Company has retained. Development efforts for the retained restaurants have yet to begin. Accordingly, the Company has a limited operating history and there can be no assurance that its restaurants, or the Company as a whole, will be profitable in the future.

    PAST OPERATING LOSSES-NET WORKING CAPITAL DEFICIT. As of September 30, l996, the Company had a $5.4 million working capital deficit, although $3.0 million of this deficit represents certain convertible notes which automatically converted into Common Stock and warrants upon the closing of the initial public
offering, which closed on October 15, 1996.   The Company sustained net losses
of $550,000 and $1,606,000 for the years ended December 31, 1994 and 1995, respectively, and a net loss of $1,383,000 for the nine-month period ended September 30, 1996. In addition, the 26 restaurants acquired and owned by Chicago Pizza Northwest, Inc., the Company's wholly-owned subsidiary, as of March 29, 1996 sustained net losses of $833,000 and $451,000 for the years ended December 26, 1994 and December 25, 1995, respectively, and a net loss of $166,000 for the three-month period ended March 29, 1996, the date of acquisition by the Company. The Company will continue to sustain losses unless it can successfully increase revenues and reduce food and administrative costs in accordance with management's business strategy.

    LACK OF DIVERSIFICATION. The Company currently intends to operate pizzeria restaurants and brew-pubs only. As a result, changes in consumer preferences, including changes in consumer preferences away from restaurants of the type operated by the Company, may have a disproportionate and materially adverse impact on the Company's business, operating results and prospects.

    NEED FOR ADDITIONAL FINANCING. Although the Company anticipated that the net proceeds of its initial public offering which closed on October 15, 1996 would be sufficient to fund the Company's cash requirements for the conversion of the 19 restaurants it purchased in Washington and Oregon (the "Northwest Restaurants") and operation of its existing restaurants for at least 18 months following the completion of such initial public offering, this estimate was based on numerous assumptions regarding the Company's operations, including certain assumptions as to the Company's revenues, net income and other factors, and there is no assurance that such assumptions will prove to be accurate or that unbudgeted costs will not be incurred. Future events, including the problems, delays, additional expenses and difficulties frequently encountered in the expansion and conversion of facilities, as well as changes in economic, regulatory or competitive conditions, may lead to cost increases that could make the net proceeds of the initial public offering insufficient to fund the Company's operations in which case the Company would require additional financing. There can be no assurance that the Company will be able to obtain such additional financing, or that such additional financing will be available on terms acceptable to the Company and at the times required by the Company. Failure to obtain such financing may adversely impact the growth, development or general operations of the Company. If, on the other hand, such financing can be obtained, it may result in additional leverage or dilution of existing shareholders.

    UNCERTAIN ABILITY TO MANAGE GROWTH AND CONVERSIONS. A significant element of the Company's business plan is to expand through acquisitions and conversions. For example, the Company acquired 26 restaurants located throughout Washington and Oregon under a plan of reorganization, 19 of which the Company retained and currently plans to convert into BJ's restaurants, In addition, the Company only recently opened its Westwood Village (Los Angeles) and Brea, California restaurants. An additional restaurant is being developed in Boulder, Colorado. The Company's ability to successfully convert recently acquired restaurants and to expand will depend on a number of factors, including the selection and availability of suitable locations, the hiring and training of sufficiently skilled management and other personnel, the availability of adequate financing, distributors and suppliers, the obtaining of necessary governmental permits and authorizations, and contracting with appropriate development and construction firms, some of which are beyond the control of the Company. There is no assurance that the Company will be able to successfully convert recently acquired restaurants or to open any new restaurants and/or brew-pubs, or that any new restaurants and/or brew-pubs will be opened at budgeted costs or in a timely manner, or that such restaurants can be operated profitably.

    LIMITATIONS AND VULNERABILITY AS A RESULT OF GEOGRAPHIC CONCENTRATION OF MANAGEMENT'S EXPERIENCE. Until recently, Management's experience was limited to operating the restaurants in Southern California and one restaurant in Lahaina, Maui. Because the Company's Management has limited operating experience outside of Southern California, there is no assurance that the Company will be successful in other geographic areas. For example, the Company's experience with construction and development outside the Southern California area is limited, which may increase associated risks of development and construction as the Company expands outside this area. Expansion to other geographic areas may require substantially more funds for advertising and marketing since the Company will not initially have name recognition or word of mouth advertising available to it in areas outside of Southern California. The centralization of the Company's management in Southern California may be a problem in terms of its current and future expansion to new geographic areas, because the Company lacks experience with local distributors, suppliers and consumer factors and other issues as a result of the distance between the Company's main headquarters and its restaurant sites. These factors could impede the growth of the Company.

    GEOGRAPHIC CONCENTRATION OF COMPANY'S OPERATIONS. The Company's operations are concentrated in Southern California, Lahaina, Maui, Oregon and Washington. Adverse economic conditions in any of these areas could adversely impact the Company.

    RESTAURANT INDUSTRY COMPETITION. The restaurant industry is intensely competitive with respect to price, service quality, location, ambiance and food quality, both within the casual dining field and in general. As a result, the rate of failure for restaurants is very high, and the business of owning and operating restaurants involves greater risks than for businesses generally. There are many competitors of the Company in the casual dining segment that have substantially greater financial and other resources than the Company and may be better established in those markets where the Company has opened or intends to open restaurants. There is no assurance that the Company will be able to compete successfully with its competitors.

    SPECIAL BREWERY BUSINESS CONSIDERATIONS. A key element of the Company's business plan involves the development and/or acquisition of brew-pub-themed restaurants which will brew beer on site or offer beer produced in a centralized micro-brewery or offer a variety of micro-brew beers produced by others that have limited availability. To the extent that the Company brews its own beer, its business will be highly dependent upon the suppliers of various raw ingredients and other materials, delivery service and the Company's ability to retain or replace its expert brewmaster to oversee the Company's brewing operations. In addition, to the extent that the Company sells beer produced by its facility to others, the Company will require independent distributors, the loss of which could adversely impact the Company. Further, brewery operations are subject to specific hazards, including contamination of brews by microorganisms and risks of equipment failure. Although Management has procured insurance to cover such risks, there can be no assurance that such insurance coverage will be adequate or will continue to be available on price or other terms satisfactory to the Company.

    UNCERTAINTY WITH RESPECT TO GROWTH OF THE MICRO-BREWING INDUSTRY. The sale and consumption of micro-brewed beer has increased over the past several years. There can be no assurance that the demand for micro-brewed beer will continue to grow at the present rate or at all, or that circumstances will not develop to cause the demand for micro-brewed beer to diminish. To meet the demand for micro-brewed beer, new breweries are being developed. If the demand for micro-brewed beer do not keep up with increases in supply, the Company's limited brewery operations will face heightened competition and may not be able to sell sufficient quantities of its products to achieve profitability.

    SIGNIFICANT IMPACT OF BEER AND LIQUOR REGULATIONS. Currently, the sale of beer and wine accounts for approximately ten percent of total revenue at the Southern California restaurants. In light of the Company's current focus upon the development and/or acquisition of brew-pub-themed restaurants, Management believes that the sale of beer and other alcoholic beverages will constitute a greater percentage of sales in the future. The Company is required to operate in compliance with federal licensing requirements imposed by the Bureau of Alcohol, Tobacco and Firearms of the United States Department of Treasury, as well as the licensing requirements of states and municipalities where its restaurants are or will be located. Failure to comply with federal, state or local regulations could cause the Company's licenses to be revoked and force it to cease the brewing and/or sale of alcoholic beverages at its restaurants. Additionally, state liquor laws may prevent or impede the expansion of the Company's restaurants into certain markets. The liquor laws of certain states prevent the Company from selling at wholesale the beer brewed at its restaurants. Any difficulties, delays or failures in obtaining such licenses, permits or approvals could delay or prevent the opening of a restaurant in a particular area.

    BEER EXCISE TAX. The federal government currently imposes an excise tax of $7.00 per barrel on each barrel of beer produced for domestic consumption, up to 60,000 barrels per year. Individual states also impose excise taxes on alcoholic beverages in varying amounts. In the future the excise tax rate could be increased by either the federal or state governments, or both. Future increases in excise taxes on alcoholic beverages could adversely affect the Company.

    DEPENDENCE UPON CONSUMER TRENDS. The Company's restaurants are, by their nature, dependent upon consumer trends with respect to the public's tastes, eating habits (including increased awareness of nutrition), public perception toward alcohol consumption and discretionary spending priorities, all of which can shift rapidly. In general, such trends are significantly affected by many factors, including the national, regional or local economy, changes in area demographics, public perception and attitudes, increases in regional competition, food, liquor and labor costs, traffic patterns, weather, natural disasters and the availability and relative cost of automobile fuel. Any negative change in any of the above factors could negatively affect the Company and its operations.

    DEPENDENCE ON KEY PERSONNEL. As of the date of this Prospectus there are three members of senior Management of the Company: Paul Motenko, who serves as Chairman of the Board, Chief Executive Officer, Vice President and Secretary of the Company; Jeremiah J. Hennessy, who serves as President, Chief Operating Officer and Director of the Company; and Laura Parisi who serves as Chief Financial Officer and Assistant Secretary of the

Company. The Company currently has employment agreements only with Mr. Motenko and Mr. Hennessy. The Company's success depends to a significant extent on the performance and continued service of its senior management and certain key employees. Competition for employees with such specialized training is intense and there can be no assurance that the Company will be successful in retaining such personnel. In addition, there can be no assurance that employees will not leave the Company or compete against the Company. The Company does not currently have any key person life insurance but has applied for $1,000,000 in key person life insurance for each of Mr. Motenko and Mr. Hennessy. If the services of any members of Management become unavailable for any reason, it could affect the Company's business and prospects adversely

    RISKS ASSOCIATED WITH LEASED PROPERTIES. The Company's 28 restaurants are all on leased premises. Certain of these leases expire in the near term and there is no automatic renewal or option to renew. No assurance can be given that leases can be renewed, or, if renewed, rents will not increase substantially, either of which could adversely affect the Company. Other leases are subject to renewal at fair market value, which could involve substantial rent increases. In addition, there is a potential eminent domain proceeding against one of the Company's restaurants in Oregon which, if completed, could require the Company to close the restaurant and lose its potential revenues and investment therein.

    PIETRO'S ACQUISITION OUT OF BANKRUPTCY. The Company acquired 26 restaurants pursuant to a plan of reorganization filed by Pietro's with the U.S. Bankruptcy Court. The Company has sold 7 of the 26 restaurants. The Company currently plans to retain the remaining 19 restaurants. Pietro's was unable to operate its restaurants on a profitable basis, and there is no assurance that the Company will be able to operate these restaurants on a profitable basis in the future.

    INCREASES IN FOOD COSTS. The Company's gross margins are highly sensitive to changes in food costs, which sensitivity requires Management to be able to anticipate and react to such changes. Various factors beyond the Company's control, including adverse weather, labor strikes and delays in any of the restaurants' frequent deliveries, may negatively affect food costs, quality and availability. While in the past, Management has been able to anticipate and react to increasing food costs through, among other things, purchasing practices, menu changes and price adjustments, there can be no assurance that it will be able to do so in the future.

    INCREASE IN MINIMUM WAGE. On August 20, l996, President Clinton signed legislation which will increase the federal minimum wage from $4.25 an hour to $4.75 effective October 1, 1996 and again to $5.15 effective September 1, 1997. In addition, California and Oregon recently passed initiatives which will increase the respective state minimum wages. A substantial majority of employees working in restaurants operated by the Company receive salaries equal to the federal minimum wage and an increase in the minimum wage is expected to increase the operating expenses of the Company.

    POTENTIAL UNINSURED LOSSES. The Company has comprehensive insurance, including general liability, fire and extended coverage, which the Company considers adequate. However, there are certain types of losses which may be uninsurable or not economically insurable. Such hazards may include earthquake, hurricane and flood losses. While the Company currently maintains limited earthquake coverage, it may not be economically feasible to do so in the future. If such a loss should occur, the Company would, to the extent that it is not covered for such loss by insurance, suffer a loss of the capital invested in, as well as anticipated profits and/or cash flow from, such damaged or destroyed properties. Punitive damage awards are generally not covered by insurance; thus, any awards of punitive damages as to which the Company may be liable could adversely affect the ability of the Company to continue to conduct its business, to expand its operations or to develop additional restaurants. There is no assurance that any insurance coverage maintained by the Company will be adequate, that it can continue to obtain and maintain such insurance at all or that the premium costs will not rise to an extent that they adversely affect the Company or the Company's ability to economically obtain or maintain such insurance.

    POTENTIAL "DRAM SHOP" LIABILITY. Restaurants in most states, including those in which the Company operates, are subject to "dram shop" laws, rules and regulations, which impose liability on licensed alcoholic beverage servers for injuries or damages caused by their negligent service of alcoholic beverages to a visibly intoxicated person or to a minor, if such service is the proximate cause of the injury or damage and such injury or damage is reasonably foreseeable. While the Company has limited amounts of liquor liability insurance and intends to maintain liquor liability insurance as part of its comprehensive general liability insurance which it believes should be adequate to protect against such liability, there is no assurance that it will not be subject to a judgment in excess of such insurance coverage or that it will be able to obtain or continue to maintain such insurance coverage at reasonable costs, or at all. The imposition of a judgment substantially in excess of the Company's current insurance coverage would have a materially adverse effect on the Company and its operations. The failure or inability of the Company to maintain or increase insurance coverage could materially and adversely affect the Company and its operations. In addition, punitive damage awards are generally not covered by such insurance. Thus, any awards of punitive damages as to which the Company may be liable could adversely affect the ability of the Company to continue to conduct its business, to expand its operations or to develop additional restaurants.

    TRADEMARK AND SERVICEMARK RISKS. The Company has not had a challenge to its use of the "BJ's" servicemark as of this time. However, to date, the Company has used the servicemark only in Southern California, Lahaina, Maui and, more recently, in Washington and Oregon. In addition, the Company has not secured clear rights to the use of the "BJ's" servicemark or any other name, servicemark or trademark used in the Company's business operations. Since there are other restaurants using the "BJ's" name throughout the United States there can be no assurance that the Company will ever be able to secure any such proprietary rights or that the Company may not be subject to claims with respect to the Company's use of the "BJ's" name.

    EFFECTS OF COMPLIANCE WITH GOVERNMENT REGULATION. The Company is subject to various federal, state and local laws, rules and regulations affecting its businesses and operations. Each of the Company's restaurants is and shall be subject to licensing regulation and reporting requirements by numerous governmental authorities which may include alcoholic beverage control, building, land use, environmental protection, health and safety and fire agencies in the state or municipality in which the restaurant is located. Difficulties in obtaining or failures to obtain the necessary licenses or approvals could delay or prevent the development or operation of a given restaurant or limit, as with the inability to obtain a liquor or restaurant license, its products and services available at a given restaurant. Any problems which the Company may encounter in renewing such licenses in one jurisdiction may adversely affect its licensing status on a federal, state or municipal level in other relevant jurisdictions.

    HIGHER COSTS ASSOCIATED WITH POTENTIAL HEALTH CARE REFORM. The Company currently pays full and in some cases a portion of health insurance coverage for corporate, managerial and certain nonmanagerial restaurant personnel. Many proposals being discussed at the state and federal level for universal or broadened health care coverage could impose costly requirements to provide additional coverage, which could adversely impact the Company. At the present time it is unclear what, if any, reforms in health care coverage will be adopted at the federal or state level.

    POTENTIAL IMPACT OF RECENT TAX LAW DEVELOPMENTS. In June 1995 the Internal Revenue Service announced a new initiative aimed at improving tip reporting in the restaurant industry, known as the Tip Reporting Alternative Commitment ("TRAC"). TRAC is a voluntary agreement between a restaurant and the IRS under which the restaurant agrees to educate employees about tip reporting and assume responsibility for tracking employees' charge-card tips. In return, a restaurant that signs and complies with a TRAC receives assurance that the IRS will not bill the restaurant for Federal Insurance Contributions Act ("FICA") taxes on previously unreported tips unless the IRS has first determined that individual employees owe FICA taxes. While entering a TRAC may minimize potential exposure for back FICA taxes on unreported tips, it will increase expenses for training and record keeping, as well as result in a likely increase in FICA payroll taxes due to an increase in the amount of tips reported, offset by an income tax credit equal to the full amount of FICA payroll taxes paid to the extent of the Company's federal income tax liability. Management of the Company has not made a determination of whether or not to apply to enter into a TRAC.

    LIMITED CONTROL AND INFLUENCE ON THE COMPANY BY NEW INVESTORS. The officers and directors of the Company beneficially own, in the aggregate, approximately 24.9% of the Common Stock (11.4% assuming exercise in full of the Redeemable Warrants, the Selling Security Holders' Redeemable Warrants, the Underwriters' over allotment options, including exercise of the Redeemable Warrants included therein, the Representative's Warrant, all of which were registered in connection with or simultaneously with the Company's initial public offering which closed on October 15, 1996, and all other outstanding warrants and options). As a result, it is anticipated that these individuals will be in a position to materially influence, if not control, the outcome of all matters requiring shareholder or board approval, including the election of directors. Such influence and control is likely to continue for the foreseeable future and significantly diminishes control and influence which future shareholders may have on the Company.

    POSSIBLE ADVERSE IMPACT OF FUTURE SALES OF RESTRICTED SHARES ON MARKET PRICE. All shares which were outstanding prior to the Company's initial public offering which closed on October 15, 1996 are restricted securities under Rule 144 under the Securities Act of 1933. However, of these restricted securities, the 1,766,864 shares held by certain Selling Security Holders which were registered simultaneously with the Company's initial public offering may be sold at any time in the over the counter market and an additional 2,772,014 shares may be eligible for resale in the near future under Rule 144. 1,529,332 of such 2,772,014 shares include shares held by officers and directors who, with the exception of Mr. Grumman and Mr. Schneider, have agreed not to sell their shares until October 8, 1997 without the written consent of the Representative. 211,618 shares owned by Mr. Grumman are subject to lock-up; however, Mr. Grumman will, subject to certain conditions, be permitted to sell 7,500 shares of Common Stock per month during a one year lock-up period commencing October 8, 1996. In general, under Rule 144, a person (or persons whose shares are aggregated) holding restricted securities who has satisfied a two-year holding period may, commencing 90 days after the date hereof, under certain circumstances, sell within any three-month period that number of shares which does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly reported trading volume during the four calendar weeks prior to filing a Rule 144 notice. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitation by a person who has satisfied a three-year holding period and who is not, and has not been for the preceding three months, an affiliate of the Company. The Securities and Exchange Commission (the "Commission") has proposed to shorten the two year and three year holding periods of Rule 144 to one year and two years, respectively. If such holding periods are shortened, the holders of restricted securities could accelerate the date that they could sell their shares. Future sales under Rule 144 or by the Selling Security Holders including sales of the Selling Security Holders' Redeemable Warrants (and the shares issuable upon exercise of the Selling Security Holders' Redeemable Warrants) may have an adverse effect on the market price of the shares of Common Stock or Redeemable Warrants should a public market develop for such Securities.

    NO DIVIDENDS. It is the current policy of the Company that it will retain earnings, if any, for expansion of its operations, remodeling or conversion of existing restaurants and other corporate purposes and it will not pay any cash dividends in respect of the Common Stock in the foreseeable future.

    NO ASSURANCE OF CONTINUED NASDAQ INCLUSION. In order to qualify for continued listing on Nasdaq, a company, among other things, must have $2,000,000 in total assets, $1,000,000 in capital and surplus and a minimum bid price of $1.00 per share. If the Company is unable to satisfy the maintenance requirements for quotation on Nasdaq, of which there can be no assurance, it is anticipated that the Common Stock would be quoted in the over-the-counter market National Quotation Bureau ("NQB") "pink sheets" or on the NASD OTC Electronic Bulletin Board. As a result, an investor may find it more difficult to dispose of, or obtain accurate quotations as to the market price of the Common Stock which may materially adversely affect the liquidity of the market of the Common Stock.

    POSSIBLE ADVERSE IMPACT OF PENNY STOCK REGULATION. If the Common Stock is delisted from Nasdaq, it might be subject to the low-priced security or so-called "penny stock" rules that impose additional sales practice requirements on broker-dealers who sell such securities. For any transaction involving a penny stock the rules require, among other things, the delivery, prior to the transaction, of a disclosure schedule required by the Commission relating to the penny stock market. The broker dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information for the penny stocks held in the customer's account.

    Although the Company believes that the Common Stock is not a penny stock due to its continued listing on Nasdaq, in the event the Common Stock subsequently becomes characterized as a penny stock, the market liquidity for the Common Stock could be severely affected. In such an event, the regulations relating to penny stocks, could limit the ability of broker-dealers to sell the Common Stock and, thus, the ability of purchasers in this offering to sell their Common Stock in the secondary market.

    POSSIBLE ADVERSE IMPACT OF SELLING SECURITY HOLDERS' SHARES AND REDEEMABLE WARRANTS ON MARKET PRICE. Pursuant to a Selling Shareholder Prospectus dated October 8, 1996, the Company has registered 1,766,864 shares of Common Stock, 10,014,584 Selling Security Holders' Redeemable Warrants owned by certain Selling Security Holders, and 10,014,584 shares of Common Stock issuable upon exercise of such Selling Security Holders' Redeemable Warrants (collectively
referred to herein as the "Selling Security Holders' Securities").   As of the
initial public offering which closed on October 15, 1996, the Selling Security Holders or their respective transferees were able to sell the Selling Security Holders' Securities. The sale of the Selling Security Holders' Securities may be effected from time to time in transactions (which may include block transactions by or for the account of Selling Security Holders) in the over-the-counter market or negotiated transactions, through the writing of options on the Selling Security Holders' Securities, through a combination of such methods of sale or otherwise. Sales of Selling Security Holders' Shares or the shares issuable upon exercise of the Selling Security Holders' Redeemable Warrants may depress the price of the Common Stock in any market that may develop for the Common Stock.

    POSSIBLE ADVERSE IMPACT ON POTENTIAL BIDS TO ACQUIRE SHARES DUE TO ISSUANCE
OF PREFERRED OR COMMON STOCK.   The Board of Directors of the Company has
authority to issue up to 5,000,000 shares of preferred stock of the Company (the "Preferred Stock") and to fix the rights, preferences, privileges and restrictions of such shares without any further vote or action by the shareholders. In addition, the Company has authorized 60,000,000 shares of Common Stock. Only 6,408,321 shares of Common Stock were outstanding immediately following the initial public offering which closed on October 15, 1996, assuming no exercise of the Underwriters' over-allotment options and assuming that the Representative's Warrants and all other stock options and warrants then to be outstanding were not exercised. An additional 13,134,584 shares of Common Stock are reserved for issuance pursuant to the Underwriters' over-allotment options, Redeemable Warrants, the Selling Security Holders' Redeemable Warrants, the Representative's Warrants, all of which are subject to the Company's Prospectus, dated October 8, 1996, and options that may be granted under the 1996 Stock Option Plan. Thus, an additional 40,457,095 shares of Common Stock remain available for issuance at the discretion of the Board of Directors. The potential issuance of authorized and unissued Preferred Stock or Common Stock of the Company may result in special rights and privileges, including voting rights, to individuals designated by the Company and have the effect of delaying, deferring or preventing a change in control of the Company. As a result, such potential issuance may adversely affect the marketability and potential market price of the shares, as well as the voting and other rights of the holders of the Common Stock. The Company currently has no plans to issue shares of Preferred Stock or additional shares of Common Stock.

    POSSIBLE DILUTIVE EVENT AS A RESULT OF LACK OF PREEMPTIVE RIGHTS. The holders of Common Stock do not have any subscription, redemption or conversion rights, nor do they have any preemptive or other rights to acquire or subscribe for additional, unissued or treasury shares. Accordingly, if the Company were to elect to sell additional shares of Common Stock, or securities convertible into or exercisable to purchase shares of Common Stock, persons acquiring Common Stock in this offering would have no right to purchase additional shares, and as a result, their percentage equity interest in the Company would be diluted.

                                ----------------------

    THE ABOVE RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS AND INFORMATION INCORPORATED HEREIN BY REFERENCE BEFORE PURCHASING THE SECURITIES OFFERED HEREBY. EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN OR INCORPORATED HEREIN BY REFERENCE, THE DISCUSSION IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF THE COMPANY'S PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS AND INCORPORATED BY REFERENCE HEREIN SHOULD BE READ AS BEING APPLICABLE TO ALL RELATED FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN OR ARE INCORPORATED HEREIN BY REFERENCE INTO THIS PROSPECTUS. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HERE OR INCORPORATED HEREIN BY REFERENCE. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED ABOVE, AS WELL AS THOSE DISCUSSED ELSEWHERE HEREIN OR INCORPORATED HEREIN BY REFERENCE.

                                 SELLING SHAREHOLDER

    The following table shows for the Selling Shareholder, (i) the number of shares and percentage of Common Stock of the Company beneficially owned by it as of January 2, 1997, (ii) the number of shares covered by this Prospectus and
(iii) the percentage of ownership if all shares of Common Stock covered by this Prospectus are sold.
                                                 Number of
                Number of Shares                  Shares          Percent of
   Selling        Beneficially    Percent of  Covered by This    Class After
 Shareholder        Owned(1)        Class       Prospectus(2)      Offering
 -----------        --------        -----       -------------      --------
Woodbridge         124,001          1.9%          124,001            0(1)
Holdings, Inc.
---------------

(1) Assumes that the Selling Shareholder sells all of the Shares of Common Stock registered herein.

    The Selling Shareholder has provided certain consulting services for which it received certain shares of Common Stock of the Company, including those Shares being offered pursuant to and covered by this Prospectus.

    The address of the Selling Shareholder is c/o Chicago Pizza & Brewery, Inc., 26131 Marguerite Parkway, Suite A, Mission Viejo, California 92692.

                                 PLAN OF DISTRIBUTION

    The shares may be sold by the Selling Shareholder or by pledgees, donees, transferees or other successors-in-interest. Such sales may be made in the over-the-counter market, in privately negotiated transactions, or otherwise, at prices and at terms then prevailing, at prices related to the then current market prices or at negotiated prices. The shares may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to consummate the transaction; (b) a purchase by a broker or dealer as principal, and the resale by such broker or dealer for its account pursuant to this Prospectus, including resale to another broker or dealer; or (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by a Selling Shareholder may arrange for other brokers or dealers to participate. Any such brokers or dealers will receive commissions or discounts from the Selling Shareholder in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be 'underwriters' within the meaning of the Securities Act of 1933, as amended. Any gain realized by such a broker or dealer on the sale of shares which it purchases as a principal may be deemed to be compensation to the broker or dealer in addition to any commission paid to the broker by a Selling Shareholder.

    The Selling Shareholder has entered into a Selling Agreement with The
Boston Group, L.P., whereby it agrees that any sale of shares of Common Stock of the Company, including the Shares covered by this Prospectus shall be conducted exclusively through The Boston Group, L.P., at prevailing market prices or in block transactions at negotiated prices, with usual and customary discounts, concessions or commissions.

    The shares covered by this Prospectus may be sold under Rule 144 under the 1933 Act ("Rule 144") instead of under this Prospectus. None of such shares currently qualify for sale under Rule 144. The Company will not receive any portion of the proceeds of the shares sold by the Selling Shareholder.

    The Selling Shareholder has advised the Company that during the time it is engaged in distribution of Common Stock covered by this Prospectus, it will comply with Rules 10b-5 and 10b-6 under the 1934 Act and pursuant thereto: (i) will not engage in any stabilization activity in connection with the Company's securities; (ii)will furnish each broker through which Common Stock covered by this Prospectus may be offered the number of copies of this Prospectus which are required by each broker; and (iii)will not bid for or purchase any securities of the Company or attempt to induce any person to purchase any of the Company's securities other than as permitted under the 1934 Act. The Selling Shareholder may be an "affiliated purchaser" of the Company as defined in Rule 10b-6 and has been further advised that pursuant to Securities Exchange Act Release 34-23611 (September 11, 1986), they must coordinate their sales under this Prospectus with each other and the Company for purposes of Rule 10b-6.


                                       EXPERTS

    The consolidated balance sheet of Chicago Pizza & Brewery, Inc. as of December 31, 1995, the combined statements of operations, shareholders' equity and cash flows for the year ended December 31, 1994 and the consolidated statements of operations, shareholders' equity and cash flows for the year ended December 31, 1995, incorporated by reference in this Prospectus have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given upon the authority of such as experts in accounting and auditing.

    The combined balance sheet of Pietro's Corp.'s Business Related to Purchased Assets (which include the 26 restaurants acquired and owned as of March 29, 1996 by Chicago Pizza Northwest, Inc., a Washington corporation and wholly owned subsidiary of the Company) as of December 25, 1995 and the combined statements of operations, equity and cash flows for the year ended December 26, 1994 and the year ended December 25, 1995, incorporated by reference in this Prospectus have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given upon the authority of such as experts in accounting and auditing.

No dealer, salesman or other person is authorized to give any information or to make any representations not contained in this prospectus in connection with the offer made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation offer to buy the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation would be unlawful. The delivery of this Prospectus at any time does not imply that information contained herein is correct as of any time subsequent to its date.

                                  TABLE OF CONTENTS
                                                                            Page
                                                                            ----

DOCUMENTS INCORPORATED BY
REFERENCE......................................................................2

AVAILABLE INFORMATION..........................................................2

THE COMPANY....................................................................3

RISK FACTORS...................................................................3

SELLING SHAREHOLDER...........................................................11

PLAN OF DISTRIBUTION..........................................................11

EXPERTS.......................................................................12

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    CHICAGO PIZZA
                                   & BREWERY, INC.




                                     COMMON STOCK






                              --------------------------
                                      PROSPECTUS

                              --------------------------


                                    January 2, 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                       PART II

                  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

    The Registrant hereby incorporates by reference in this registration statement (the "Registration Statement") the following documents filed with the Securities and Exchange Commission (the "Commission") by the Registrant pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, respectively:

         A.   The Registrant's Prospectus dated October 8, 1996.

         B.   The Registrant's 10-QSB filed November 22, 1996.

    All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein by the Registrant and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein by the Registrant shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES

    Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

    Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Pursuant to provisions of the California General Corporation Law, the Articles of Incorporation of the registrant (the "Company"), as amended, include a provision which eliminates the personal liability of its directors to the Company and its shareholders for monetary damage to the fullest extent permissible under California law. This limitation has no effect on a director's liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing his or her duties, of a risk of a serious injury to the Company or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders, (vi) under Section 310 of the California General Corporation Law (concerning contracts or transactions between the Company and a director) or (vii) under Section 316 of the California General Corporation Law (concerning directors' liability for improper dividends, loans and guarantees). The provision does not eliminate or limit the liability of an officer for any act or omission as an officer, notwithstanding that the officer is also a director or that his actions, if negligent or improper, have been ratified by the Board of Directors. Further, the provision has no effect on claims arising under federal or state securities or blue sky laws and does not affect the availability of injunctions and other equitable remedies available to the Company's shareholders for any violation of a director's fiduciary duty to the Company or its shareholders.

    The Company's Articles of Incorporation authorize the Company to indemnify its officers, directors and other agents to the fullest extent permitted by California law. The Company's Articles of Incorporation also authorize the Company to indemnify its officers, directors and agents for breach of duty to the corporation and its shareholders through bylaw provisions, agreements or both, in excess of the indemnification otherwise provided under California law, subject to certain limitations. The Company has entered into indemnification agreements with certain directors and officers whereby the Company will indemnify each such person (an "indemnitee") against certain claims arising out of certain past, present or future acts, omissions or breaches of duty committed by an indemnitee while serving in his employment capacity. Such indemnification does not apply to acts or omissions which are knowingly fraudulent, deliberately dishonest or arise from willful misconduct. Indemnification will only be provided to the extent that the indemnitee has not already received payments in respect of a claim from the Company or from an insurance company. Under certain circumstances, such indemnification (including reimbursement of expenses incurred) will be allowed for liability arising under the Securities Act.

    The Company has purchased directors' and officers' liability insurance policy insuring directors and officers of the Company.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

    The 124,001 Shares were issued to Woodbridge Holdings, Inc., the Selling Shareholder, for certain business consulting services and were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

ITEM 8.  EXHIBITS

    4.1 Incorporated by reference to Exhibits 3.1 and 3.2 to Registration Statement No. 333-5182-LA on Form SB-2 filed on June 28, 1996

    23.1 Consent of independent accountants (Coopers & Lybrand, LLP)

ITEM 9.  UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

      (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons or the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mission Viejo, State of California, on the 2nd day of January 1997.


                        Chicago Pizza & Brewery, Inc.


                        By /s/ Paul A. Motenko
                           -----------------------------------------------
                            Paul A. Motenko, Chief Executive Officer



                                  POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints Paul A. Motenko his true and lawful attorney-in-fact and agent, acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, any Amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

         Signature                     Capacity                 Date
         ---------                     --------                 ----

   /s/ Paul A. Motenko             Chairman of the         January 2, 1997
------------------------------     Board, Chief Executive
    Paul A. Motenko                Officer, Vice President
                                   and Secretary

  /s/ Jeremiah J. Hennessy         President, Chief        January 2, 1997
------------------------------     Operating Officer and
    Jeremiah J. Hennessy           Director

  /s/ Laura Parisi                 Chief Financial         January 2, 1997
------------------------------     Officer, Assistant
    Laura Parisi                   Secretary

  /s/ Alexander M. Puchner         Director of Brewing     January 2, 1997
------------------------------     Operations and
    Alexander M. Puchner           Director

  /s/ Barry J. Grumman             Director                January 2, 1997
------------------------------
    Barry J. Grumman

  /s/ Stanley B. Schneider         Director                January 2, 1997
------------------------------
    Stanley B. Schneider

  /s/ Steven B. Mayer              Director                January 2, 1997
------------------------------
     Steven B. Mayer

                                  INDEX TO EXHIBITS


Exhibit
Number   Description
-------   -----------

4.1 Incorporated by reference to Exhibits 3.1 and 3.2 to Registration Statement No. 333-5182-LA on Form SB-2 filed on June 28, 1996.

23.1     Consent of independent  accountants (Coopers & Lybrand, LLP)


                                         -i-